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                                   EXHIBIT 99
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FOR IMMEDIATE RELEASE:                                   Date:  April 24, 1995
Lititz, Pennsylvania


                          SUSQUEHANNA BANCSHARES, INC.
                      A MULTI-STATE BANK HOLDING COMPANY,
                   ANNOUNCES COMPLETION OF THE ACQUISITION OF
                   THE SECOND OF THREE MARYLAND SAVINGS BANKS



       Susquehanna Bancshares, Inc., Lititz, Pennsylvania (Susquehanna) (Nasdaq
NMS: SUSQ) announced today that it completed the acquisition of Reisterstown Holdings, Inc., Reisterstown, Maryland (RHI), and its wholly-owned subsidiary, Reisterstown Federal Savings Bank. With the addition of RHI, Susquehanna has consolidated assets of approximately $2.45 billion.

       The acquisition of RHI was completed at the close of day on April 21, 1995, through the payment of $28 million in cash for all of the outstanding capital stock of RHI. Reisterstown Federal Savings Bank will be operated through a subsidiary of Susquehanna solely created for the purpose of supervising the operation of the Maryland savings banks which Susquehanna has acquired or will acquire. Atlanfed Bancorp, Inc., parent of Atlantic Federal Savings Bank, was acquired by Susquehanna on March 31, 1995. The third acquisition, that of Fairfax Financial Corporation and its wholly-owned subsidiary, Fairfax Savings Bank, Baltimore, Maryland (with $426 million in assets), is expected to be completed in late 1995.

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       Susquehanna Bancshares, Inc. is a multi-bank financial holding company and parent of Citizens National Bank of Southern Pennsylvania, Greencastle, Pa.; Farmers & Merchants Bank and Trust, Hagerstown, Md.; Farmers First Bank, Lititz, Pa.; First National Trust Bank, Sunbury, Pa.; Spring Grove National Bank, Spring Grove, Pa.; Williamsport National Bank, Williamsport, Pa.; Susque-Bancshares Leasing Co., Inc., Lititz, Pa.; Susque-Bancshares Life Insurance Company, Lititz, Pa.; and Susquehanna Bancshares South, Inc., parent of Atlantic Federal Savings Bank and Reisterstown Federal Savings Bank.

       Susquehanna Bancshares, Inc.'s common stock is listed on the Nasdaq National Market System under the symbol SUSQ. Susquehanna member banks now have 97 community banking offices throughout central Pennsylvania and Maryland with combined assets of $2.45 billion.

For Further Information Contact:       Richard M. Cloney
                                       Vice President and Secretary
                                       SUSQUEHANNA BANCSHARES, INC.
                                       Office:  (717) 626-4721



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